Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Fidelity Ethereum Fund of our report dated June 3, 2024 relating to the financial statement of Fidelity Ethereum Fund, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
June 21, 2024